AMENDMENT TO RIGHTS AGREEMENT




    THIS AMENDMENT to the Rights Agreement (the "Rights Agreement") dated as of October 3, 1986, as amended as of April 28, 1988, July 7, 1988, and May 24, 1991, between Zenith Electronics Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation and the successor Rights Agent (the "Rights Agent"), is dated as of July 17, 1995. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

    WHEREAS, the Company and LG Electronics Inc., a corporation organized under the laws of the Republic of Korea (the "Purchaser"), are entering into that certain Stock Purchase Agreement dated as of July 17, 1995 (the "Stock Purchase Agreement"), and as a result thereof the Purchaser will be the majority stockholder of the Company; and

    WHEREAS, it is in the best interests of the holders of the Common Stock that the Rights Agreement be amended as set forth herein; and

    WHEREAS, Section 28 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Company so directs and upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed amendment is in compliance with Section 28, amend any provision of the Rights Agreement (subject to certain exceptions) without the approval of the holders of Common Stock;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree to amend the Rights Agreement as follows:

   	1.	The following definition of Purchaser shall be added as Section 1(n)
of the Rights Agreement:

     	"(n) "Purchaser" shall mean LG Electronics Inc., a corporation organized under the laws of the Republic of Korea."

   	2.	The first sentence of the definition of "Acquiring Person" in Section
1(a) of the Rights Agreement which currently reads:

      	"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary
    (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity (including a trust) holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan.

shall be amended to read in its entirety as follows:

       	"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity (including a trust) holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan or the Purchaser, together with its Affiliates and Associates, from and after the date of the Stock Purchase Agreement but only until the termination of the Stock Purchase Agreement in accordance with its terms without the purchase by the Purchaser of shares of Common Stock pursuant thereto.

	   3. Clause (ii) of Section 3(a) of the Rights Agreement which currently reads:

       "the tenth day after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity, including a trust, holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan) of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity, including a trust, holding shares of Common
    Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person having beneficial ownership of 25% or more of the then outstanding shares of Common Stock (the earlier of clause (i) or clause (ii) being herein referred to as the "Distribution Date"),"

shall be amended to read as follows:

    "the tenth day after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity, including a trust, holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan or the Purchaser, its Affiliates or Associates (so long as none of the Purchaser, its Affiliates or Associates is an Acquiring Person)) of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity, including a trust, holding shares of Common Stock organized, appointed or established by the Company for or pursuant to the terms of any such plan or the Purchaser, its Affiliates or Associates (so long as none of the Purchaser, its Affiliates or Associates is an Acquiring Person)) to commence, a tender or exchange offer the consummation of which would result in any Person having beneficial ownership of 25% or more of the then outstanding shares of Common Stock (the earlier of clause (i) or clause (ii) being herein referred to as the "Distribution Date")"

    4.	This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

    5.	This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, with all such counterparts together constituting one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the day and year first above written.

ZENITH ELECTRONICS CORPORATION

By: /s/ Albin F. Moschner
______________________________________________

Name: Albin F. Moschner
______________________________________________

Title: President and Chief Executive Officer
______________________________________________


THE BANK OF NEW YORK

By: /s/ John I. Sivertsen
______________________________________________

Name: John I. Sivertsen
______________________________________________

Title:  Vice President
______________________________________________